Exhibit 99.1

412 Mt Kemble Avenue Suite 110C Morristown, NJ 07960 +1-973-461-5200 www.majesco.com

PRESS RELEASE

Majesco to be

Acquired by Thoma Bravo

Majesco shareholders to receive $13.10 in cash per share

Transaction provides significant premium to Majesco shareholders

Morristown, NJ July 20, 2020 – Majesco (NASDAQ: MJCO), a global leader of cloud insurance software solutions for insurance business transformation, today announced that it has signed a definitive agreement to be acquired by Thoma Bravo, L.P., a leading private equity firm focused on the software and technology-enabled services sectors, in a transaction valuing the company at $594 million. Following the closing of the transaction, Majesco will operate as a privately held company.

Under the terms of the agreement, all Majesco shareholders of record will receive $13.10 in cash for each share of Majesco common stock upon closing of the transaction. The price represents a premium of approximately 74% over Majesco’s average closing price during the 30-trading day period ended July 17, 2020.

The proposed merger is subject to the approval of Majesco shareholders and the approval of the shareholders of Majesco’s parent company, Majesco Limited. Majesco’s Board of Directors has unanimously approved the merger and recommends that shareholders approve the merger and Majesco Limited's Board of Directors has unanimously approved the divestment of Majesco and recommended to its shareholder to approve the transaction. Majesco will solicit written consents from its shareholders to approve the Merger Agreement and expects to distribute the written consents in August 2020.

Completion of the merger is not subject to a financing condition but is subject to the accuracy of the representations and warranties, performance of the covenants and other agreements included in the Merger Agreement and customary closing conditions for a transaction of this type, including regulatory approvals in the US and India. Assuming satisfaction of those conditions, the Company expects the merger to close on or before the end of 2020.

Upon completion of the transaction, Majesco expects to continue to operate under the leadership of CEO Adam Elster and the existing Majesco Leadership Team.

412 Mt Kemble Avenue Suite 110C Morristown, NJ 07960 +1-973-461-5200 www.majesco.com

“Our decision was made with the best interests of our stockholders and we believe that the transaction will also benefit our 2,400+ employees and our more than 200 customers,” said Elster. “We are extremely excited to partner with Thoma Bravo, a firm with an established track record of working with companies transitioning to the cloud. This transaction delivers significant cash value to our stockholders. Moreover, the added flexibility we will have as a private company, combined with the benefit of Thoma Bravo’s knowledge and domain expertise, can allow us to more effectively focus on our long-term investment and growth objectives, to the benefit of our employees, customers and partners. We are in alignment with Thoma Bravo on our strategic vision to help global insurers transition to the cloud.”

“We see Majesco as a leader in helping its insurance customers get to the cloud faster, and modernize their internal and external facing systems,” said A.J. Rohde, a partner at Thoma Bravo. “We have tremendous confidence that Adam Elster and his management team, coupled with our operating capabilities and experience in this market, can help these customers fulfill that journey even quicker and more ambitiously.”

Matt LoSardo, a Vice President at Thoma Bravo added, “We’ve followed the impressive Majesco journey for many years. Digital transformation demand continues to grow as insurers look to modernize, and with our partnership we plan to accelerate product investment to support the needs of the insurance industry.”

Nomura Securities International, Inc. is acting as financial advisor to Majesco, and Sheppard, Mullin, Richter & Hampton LLP and Khaitan & Co are acting as legal advisors to Majesco and Majesco Limited, respectively. Kirkland & Ellis LLP is acting as legal advisor to Thoma Bravo.

About Majesco

Majesco (NASDAQ: MJCO) provides technology, expertise, and leadership that helps insurers modernize, innovate and connect to build the future of their business – and the future of insurance – at speed and scale. Our platforms connect people and businesses to insurance in ways that are innovative, hyper-relevant, compelling and personal.  Over 200 insurance companies worldwide in P&C, L&A and Group Benefits are transforming their businesses by modernizing, optimizing or creating new business models with Majesco. Our market-leading solutions include CloudInsurer P&C Core Suite (Policy, Billing, Claims); CloudInsurer® LifePlus Solutions (AdminPlus, AdvicePlus, IllustratePlus, DistributionPlus); CloudInsurer® L&A and Group Core Suite (Policy, Billing, Claims); Digital1st® Insurance with Digital1st® Engagement, Digital1st® EcoExchange and Digital1st® Platform – a cloud-native, microservices and open API platform; Distribution Management, Data and Analytics and an Enterprise Data Warehouse. For more details on Majesco, please visit www.majesco.com.

412 Mt Kemble Avenue Suite 110C Morristown, NJ 07960 +1-973-461-5200 www.majesco.com

About Thoma Bravo

Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. With a series of funds representing more than $45 billion in capital commitments, Thoma Bravo partners with a Company’s management team to implement operating best practices, invest in growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings, with the goal of increasing the value of the business. The firm has offices in San Francisco and Chicago. For more information, visit www.thomabravo.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Majesco’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Majesco’s Annual Report on Form 10-K, as amended by its Quarterly Reports on Form 10-Q.

Important factors that could cause actual results to differ materially from those described in forward-looking statements contained in this press release include, but are not limited to: the incurrence of unexpected costs, liabilities or delays relating to the merger; the failure to satisfy the conditions to the merger, including regulatory approvals; and the failure to obtain the requisite approval by the shareholders of Majesco Limited.

These forward-looking statements should not be relied upon as predictions of future events and Majesco cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Majesco or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Majesco disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Important Additional Information:

In connection with the proposed merger, Majesco will file a consent solicitation statement and other relevant documents concerning the proposed merger with the SEC. The consent solicitation statement and other materials filed with the SEC will contain important information regarding the merger, including, among other things, the recommendation of Majesco's board of directors with respect to the merger. SHAREHOLDERS ARE URGED TO READ THE CONSENT SOLICITATION STATEMENT AND OTHER CONSENT MATERIALS THAT MAJESCO FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. You will be able to obtain the consent solicitation statement, as well as other filings containing information about Majesco, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the consent solicitation statement and other filings made by Majesco with the SEC can also be obtained, free of charge, by directing a request to Majesco, 412 Mount Kemble Ave., Suite 110C, Morristown, NJ 07960, Attention: Corporate Secretary.

412 Mt Kemble Avenue Suite 110C Morristown, NJ 07960 +1-973-461-5200 www.majesco.com

Participants in the Solicitation:

Majesco and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of consents from Majesco’s shareholders with respect to the proposed merger. Information regarding the executive officers and directors of Majesco and their respective ownership of Majesco common stock is included in the Proxy Statement for Majesco’s 2019 Annual Meeting of Stockholders (the “2019 Proxy Statement”), filed with the SEC on July 26, 2019, and in Current Reports on Form 8-K filed with the SEC on September 10, 2019 and on July 13, 2020. To the extent that holdings of Majesco’s securities have changed since the amounts printed in the 2019 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the consent solicitation statement and other materials to be filed with SEC in connection with the proposed merger.

Media Contact

Laura Tillotson
Director, Marketing Communications and Creative Services
+ 201 230 0752

Laura.Tillotson@majesco.com

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